                                                                     EXHIBIT 8.3


                         [Letterhead of Sidley & Austin]


                                January 24, 2000


Aerial Communications, Inc.
8410 West Bryn Mawr
Suite 1100
Chicago, IL 60631

Ladies and Gentlemen:

          We have acted as counsel for Aerial Communications, Inc., a Delaware corporation ("Aerial"), in connection with the proposed merger (the "Merger") of VoiceStream Subsidiary III, a Delaware corporation ("Merger Sub"), all of whose outstanding stock is owned by VoiceStream Wireless Holding Corporation, a Delaware corporation ("VoiceStream Holding"), with and into Aerial pursuant to an Agreement and Plan of Reorganization dated as of September 17, 1999 (the "Aerial Merger Agreement"), among VoiceStream Wireless Corporation, a Washington corporation ("VoiceStream"), VoiceStream Holding, Merger Sub, Aerial and Telephone and Data Systems, Inc., a Delaware corporation, and as described in the registration statement on Form S-4 (the "Registration Statement") which includes the Proxy Statement/Prospectus of VoiceStream, Aerial and Omnipoint Corporation, a Delaware corporation ("Omnipoint"), as filed with the Securities and Exchange Commission (the "SEC") on January 24, 2000. Capitalized terms used but not defined herein have the meanings ascribed to them in the Aerial Merger Agreement.

          As provided in the Aerial Merger Agreement, at the Effective Time, by reason of the Merger: (i) each issued and outstanding Series A Common Share, par value $1.00 per share, of Aerial (collectively "Aerial Series A Shares") and each issued and outstanding Common Share, $1.00 par value per share, of Aerial (collectively "Aerial Common Shares" and together with the Aerial Series A Shares, the "Aerial Common Stock") (other than shares of Aerial Common Stock to be canceled as described below) will be converted into (a) shares of validly issued, fully paid and nonassessable shares of common stock, no par value, of VoiceStream Holding ("VoiceStream Holding Common Stock"), with cash paid in lieu of fractional shares of VoiceStream Holding Common Stock, and/or (b) with respect to Aerial Common Stock held by Public Holders, the right to receive $18.00 in cash (subject to adjustment in certain circumstances), and (ii) each share of Aerial Common Stock that is owned by Aerial as treasury stock or by any of its Subsidiaries and each share of Aerial Common Stock that is owned by

VoiceStream Holding or by any of its Subsidiaries will be canceled and no VoiceStream Holding Common Stock or other consideration will be delivered in exchange therefor.

          You have requested our opinion concerning certain federal income tax consequences of the Merger. For purposes of our opinion, we have reviewed the Aerial Merger Agreement, the Debt/Equity Replacement Agreement, the Registration Statement and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Aerial Merger Agreement, (ii) the factual statements concerning the Merger and the representations set forth in the Aerial Merger Agreement and the Registration Statement are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time, and (iii) the factual representations made to us by Aerial and VoiceStream Holding in the Company Tax Certificate and the Parent Tax Certificate, respectively, dated on the date hereof are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time as if made at the Effective Time. If any of the foregoing assumptions is untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

          Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current regulations and proposed regulations thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change at any time. You should note that future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed herein, including any changes in applicable law which may hereafter occur.

          Our opinion does not address the tax consequences that may apply to holders of Aerial Common Stock that are subject to special treatment under the federal income tax laws (for example, holders that are banks, financial institutions, broker-dealers, insurance companies, foreign persons or tax-exempt entities, holders that acquired their Aerial Common Stock by exercising employee stock options or otherwise as compensation or through a tax-qualified retirement plan, or holders that have an excess loss account with respect to their Aerial Common Stock). Our opinion assumes that holders of Aerial Common Stock will hold such stock as a capital asset at the Effective Time and does not consider the tax consequences to any such holders who also own stock of VoiceStream or Omnipoint.

          Based upon the foregoing, it is our opinion that, for federal income tax purposes:

          1. the Merger will constitute a reorganization within the meaning of section 368(a) of the Code, to which Aerial, VoiceStream Holding and Merger

                Sub will each be a party within the meaning of section 368(b) of the Code; and

          2. holders of Aerial Common Stock that do not elect to receive any cash in the Merger will not recognize gain or loss solely as a result of the conversion of shares of Aerial Common Stock into shares of VoiceStream Holding Common Stock in the Merger, except with respect to cash, if any, received in lieu of fractional shares.

          Except as expressly set forth above, we express no opinion on any issue relating to the tax consequences of, or any other matters related to, the Merger. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusions set forth above.

          We are furnishing this opinion in connection with the filing of the Registration Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

          We consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.


                                         Very truly yours,

                                         /s/ SIDLEY & AUSTIN
                                         -------------------
                                             Sidley & Austin


                                       3